TABLE OF CONTENTS

PROXY STATEMENT
INTRODUCTION
GENERAL INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
I. ELECTION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
OTHER MATTERS
SHAREHOLDER PROPOSALS
COMPUWARE CORPORATION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Compuware Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

COMPUWARE CORPORATION

Corporate Headquarters
31440 NORTHWESTERN HIGHWAY, FARMINGTON HILLS, MICHIGAN 48334-2564
(248) 737-7300

July 22, 2002

Dear Compuware Shareholder:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Compuware Corporation to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, August 27, 2002. The meeting will be held at Compuware’s corporate offices, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564.

      The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

      If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the July 1, 2002 record date. This will help us determine whether you are permitted to attend the meeting. You must also obtain a legal proxy if you desire to vote at the meeting.

      Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible. This will ensure representation of your shares in the event you are unable to attend the meeting. You may, of course, revoke your proxy and, if you are a shareholder of record, vote in person at the meeting if you so desire.

Sincerely,

Peter Karmanos, Jr.
Chairman and Chief Executive Officer

COMPUWARE CORPORATION

31440 Northwestern Highway
Farmington Hills, Michigan 48334-2564

NOTICE OF THE 2002 ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 27, 2002

To the Shareholders:

      This is our notice to you that the 2002 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564, on Tuesday, August 27, 2002 at 3:00 p.m., Eastern Daylight Time, to consider and act upon the following matters:

(1)	The election of 12 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

(2)	Such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on July 1, 2002 will be entitled to vote at the meeting.

      Your attention is called to the attached Proxy Statement and the accompanying proxy card. We request that you sign the proxy card and return it in the enclosed envelope. If you attend the meeting and are a shareholder of record, you may withdraw your proxy and vote your shares.

      A copy of the Annual Report of the Company for the fiscal year ended March 31, 2002 accompanies this notice.

By Order of the Board of Directors,

Thomas Costello, Jr., Secretary

Farmington Hills, Michigan

July 22, 2002

COMPUWARE CORPORATION

PROXY STATEMENT
2002 Annual Meeting of Shareholders

INTRODUCTION

      This Proxy Statement, the 2002 Annual Report to Shareholders and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Compuware Corporation. The proxies are being solicited for use at the 2002 Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, August 27, 2002, at Compuware Corporation, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564, and at any adjournment of that meeting. The proxies are being solicited from holders of our common shares, par value $.01 per share. We expect that this Proxy Statement, the Annual Report and the accompanying proxy card will be first sent or given to shareholders on or about July 22, 2002.

      We urge you to sign, date and mail your proxy card promptly to make certain that your shares will be voted at the meeting.

      If you give a proxy, you may revoke it at any time before it is voted by giving our Secretary a written notice of revocation that is dated later than the proxy, by signing a later-dated proxy relating to the same shares and delivering it to our Secretary or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. Any written notice of revocation should be sent to: Secretary, Compuware Corporation, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564.

      References in this Proxy Statement to fiscal 2002 mean the 12 months ended March 31, 2002.

GENERAL INFORMATION

      We will bear the expense of soliciting proxies, including the cost of preparing, printing and mailing the Notice of the 2002 Annual Meeting of Shareholders, the Proxy Statement, the 2002 Annual Report to Shareholders and the accompanying proxy card. We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Georgeson Shareholder Communications, Inc. to assist our solicitation of proxies, at an approximate cost of $8,000 plus reasonable expenses. We will request that brokers, nominees and other similar record holders forward proxy material to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

      Holders of record of our common shares at the close of business on July 1, 2002 are entitled to notice of the 2002 Annual Meeting of Shareholders and to vote at the meeting. On July 1, 2002, we had 375,890,681 outstanding common shares, our only class of stock outstanding. Each of these shares is entitled to one vote on each matter submitted for a vote at the meeting. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum at the 2002 Annual Meeting of Shareholders.

      All valid proxies that are properly signed, dated and returned in time for the meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted for the election as directors of the nominees listed.

      We know of no other matters that will be presented for action at the 2002 Annual Meeting of Shareholders. If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies in the enclosed proxy card will vote with respect to such matters in accordance with their best judgment, to the extent permitted by law.

Meetings of the Board of Directors and Committees

          Board of Directors

      The Board of Directors is responsible for our overall affairs. The Board of Directors held six meetings this past fiscal year. Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating Committee.

          Audit Committee

      The Audit Committee currently consists of Ms. Didier and Messrs. Halling, Prowse and Weicker. In fiscal 2002 the Audit Committee consisted of Ms. Didier and Messrs. Halling and Weicker. Each of the members of our Audit Committee is an independent director as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards, as those standards have been modified or supplemented. The Audit Committee met four times during the past fiscal year.

      The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to our financial reporting process, our system of internal controls, our significant accounting policies and procedures, our internal and external audit process and the legal compliance and ethics program that management and the Board have established. The Audit Committee also provides an avenue for communication between internal auditors, the independent accountants and the Board.

          Audit Committee Report

      Our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2002 with our management;

•	discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

•	received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and

•	discussed with our independent accountants our independent accountants’ independence.

      Based on the review and discussions described above in this paragraph, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2002 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Elaine K. Didier
William R. Halling
Lowell Weicker, Jr.

          Compensation Committee

      The Compensation Committee consists of three directors, Messrs. Grabe, Halling and Weicker, none of whom is an employee of Compuware or its subsidiaries. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee administers the Company’s executive compensation and stock option programs. The Committee also makes recommendations to the Board of Directors on organization, succession and compensation, including stock option programs and benefit plans, individual salary rates, supplemental compensation and management special awards, the appointment of consultants and similar matters where Board approval is required. The Compensation Committee met two times during the past fiscal year.

          Nominating Committee

      The Nominating Committee consists of three individuals, Messrs. Karmanos, Romney and Costello. Messrs. Karmanos and Costello are employees of Compuware. Mr. Costello is our Secretary and is not a member of our Board of Directors. The Nominating Committee makes recommendations to the Board of Directors on the election of officers and the nomination of new members to the Board of Directors. The Nominating Committee met one time during the past fiscal year, at which time the Committee recommended Dennis W. Archer for membership on the Board of Directors. The procedure for making nominations is described under “Shareholder Proposals.”

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

      The following table shows, as of July 1, 2002, the beneficial ownership of our common shares by all directors and executive officers as a group, by each current director, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than five percent of our outstanding common shares. The number of shares beneficially owned is determined according to Securities and Exchange Commission rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire on July 1, 2002 or within 60 days thereafter through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and investment power with respect to the shares shown in the table.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Dennis W. Archer	200		*
W. Alan Cantrell	461,286		*
Elizabeth A. Chappell	169,399	(2)	*
Elaine K. Didier	168,250		*
Bernard M. Goldsmith	439,333		*
William O. Grabe	324,122		*
William R. Halling	294,437		*
Henry A. Jallos	2,190,751		*
Peter Karmanos, Jr.	20,770,897	(3)	5.5%
Joseph A. Nathan	5,073,198	(4)	1.3%
W. James Prowse	2,242,143	(5)	*
G. Scott Romney	297,497	(6)	*
Thomas Thewes	12,577,121	(7)	3.3%
Lowell P. Weicker, Jr.	80,596		*
Tommi A. White	14,587		*
All executive officers and directors as a group (16 persons)	45,475,636	(8)	11.7%
Dodge & Cox	39,090,814	(9)	10.4%
FMR Corp.	35,505,459	(10)	9.4%

*	Less than one percent

(1)	The column includes shares held for officers and directors through our ESOP and shares that the individual has the right to acquire on July 1, 2002 or within 60 days thereafter, as set forth below.

Name	ESOP Shares	Option Shares

Dennis W. Archer	—	0
W. Alan Cantrell	17,121	397,894
Elizabeth A. Chappell	—	147,073
Elaine K. Didier	—	164,150
Bernard M. Goldsmith	—	234,440
William O. Grabe	—	148,685
William R. Halling	—	244,935
Henry A. Jallos	33,242	2,144,977
Peter Karmanos, Jr.	377,730	4,603,073
Joseph A. Nathan	188,190	3,904,269
W. James Prowse	136,182	978,480
G. Scott Romney	—	221,399
Thomas Thewes	—	149,986
Lowell P. Weicker, Jr.	—	80,596
Tommi A. White	0	0
Officer and Director Group	771,438	13,736,039

(2)	Includes 24 shares held by Ms. Chappell’s child.

(3)	Includes (a) 3,560,116 shares owned by Mr. Karmanos’s trusts, as to which Mr. Karmanos has shared dispositive power for 47,272 of the 3,560,116 shares; (b) 5,808,978 shares held by Mr. Karmanos’s partnerships, as to which Mr. Karmanos has shared dispositive power; and (c) 6,421,000 shares held by Mr. Karmanos’s stock LLC, with respect to which shares Mr. Karmanos has no dispositive power. Does not include 1,058,463 shares owned by Mr. Karmanos’s wife. Mr. Karmanos has no voting or dispositive power with respect to his wife’s shares and disclaims beneficial ownership of them. Mr. Karmanos’s address is Compuware Corporation, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564.

(4)	Includes (a) 98,255 shares owned by Mr. Nathan; (b) 281,584 shares owned jointly by Mr. Nathan and his wife; and (c) 600,000 shares, with respect to which shares Mr. Nathan has no dispositive power.

(5)	Includes (a) 627,481 shares owned by Mr. Prowse’s trust and (b) 500,000 shares, with respect to which shares Mr. Prowse has no dispositive power.

(6)	Includes 3,000 shares owned by Mr. Romney’s wife, with respect to which shares Mr. Romney has no voting or dispositive power.

(7)	Includes (a) 4,827,188 shares held by Mr. Thewes’s trusts, with respect to which shares Mr. Thewes has no voting or dispositive power; (b) 982,775 shares held by The Thewes Family Limited Partnership, with respect to which shares Mr. Thewes has no voting or dispositive power; (c) 480,000 shares held by The TT BT GST Limited Partnership, with respect to which shares Mr. Thewes has no voting or dispositive power; and (d) 5,900,900 shares held by Mr. Thewes’s stock LLC, with respect to which shares Mr. Thewes has no dispositive power.

(8)	See notes (2), (3), (4), (5), (6) and (7) for information on shares with respect to which the persons included in the group do not currently have sole voting and investment power.

(9)	Based solely on a Schedule 13G, dated July 5, 2002, filed by Dodge & Cox with the Securities and Exchange Commission disclosing ownership as of June 30, 2002. Dodge & Cox’s address is One Sansome St., 35th Floor, San Francisco, California 94104.

(10)	Based solely on a Schedule 13G, dated February 14, 2002, filed by FMR Corp. with the Securities and Exchange Commission disclosing ownership as of December 31, 2001. FMR Corp’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

I. ELECTION OF DIRECTORS

Nominees

      Our Board of Directors proposes that the 12 directors named below, constituting our entire Board of Directors, be elected as our directors, each to hold office until the 2003 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the 12 nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but will be counted for purposes of determining whether a quorum is present.

      All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

      A brief summary of each nominee’s principal occupation and other information follows:

          Peter Karmanos, Jr.

      Mr. Karmanos, age 59, one of our founders, has served as one of our directors since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Chief Executive Officer since July 1987. Mr. Karmanos is also a director of Taubman Centers, Inc. and Worthington Industries, Inc.

          Joseph A. Nathan

      Mr. Nathan, age 49, has served as one of our directors since September 1990, as our Chief Operating Officer from October 1994 through August 2001 and as our President since October 1994.

          Dennis W. Archer

      Mr. Archer, age 60, has served as one of our directors since January 2002. Mr. Archer has been a member and Chairman of the law firm of Dickinson Wright PLLC since January 2002. The law firm serves as counsel to us. Mr. Archer served as mayor of the city of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is the immediate past president of the National League of Cities, is a director of Johnson Controls, Inc. and is the President-Elect Nominee of the American Bar Association.

          Elizabeth A. Chappell

      Ms. Chappell, age 44, has served as one of our directors since October 1997. Ms. Chappell has served as President of The Economic Club of Detroit since April 2002 and has been a business consultant in private practice since January 2001. From January 2000 until January 2001, Ms. Chappell served as our Executive Vice President, Corporate Communications and Investor Relations. From September 1994 through December 1999, Ms. Chappell served as the Chief Executive Officer of The Chappell Group, Inc., a consulting firm. Ms. Chappell is also a director of Handleman Company.

          Elaine K. Didier

      Ms. Didier, age 54, has served as one of our directors since October 1997. Ms. Didier has been the Dean of the University Library and Professor at Oakland University since August 1999. Ms. Didier served as the Interim Director of Academic Outreach at the University of Michigan from 1997 until March 1999. Prior to that appointment, Ms. Didier held other positions with the University of Michigan since 1977, including Associate Dean of the Graduate School and Director of Information Resources at the School of Business Administration.

          Bernard M. Goldsmith

      Mr. Goldsmith, age 58, has served as one of our directors since July 1992. Mr. Goldsmith has been the Managing Director of Updata Capital, Inc., an investment banking firm, since 1986. Mr. Goldsmith is also a director of Dendrite International and Frontstep, Inc.

          William O. Grabe

      Mr. Grabe, age 64, has served as one of our directors since April 1992. Mr. Grabe is a Managing Member of General Atlantic Partners, LLC, a global private investment banking firm specializing in information technology, and has been affiliated with General Atlantic Partners, LLC or its predecessor since April 1992. Mr. Grabe is also a director of Bottomline Technologies, Digital China Holdings, Ltd., Exact Holding N.V., Gartner, Inc., Firepond, Inc. and several privately held companies in which General Atlantic Partners, LLC is an investor.

          William R. Halling

      Mr. Halling, age 63, has served as one of our directors since October 1996. Mr. Halling served as the President of The Economic Club of Detroit from May 1995 through March 2002. Mr. Halling is also a director of Detroit Legal News. Mr. Halling is a certified public accountant.

          W. James Prowse

      Mr. Prowse, age 59, has served as one of our directors since December 1986. Mr. Prowse is a private investor. He served as our Executive Vice President from February 1998 through March 1999. From January 1992 through January 1998, Mr. Prowse served as our Senior Vice President.

          G. Scott Romney

      Mr. Romney, age 61, has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us.

          Thomas Thewes

      Mr. Thewes, age 70, one of our founders, has served as one of our directors since our inception in April 1973, and has served as our Vice Chairman of the Board since March 1988. Mr. Thewes served as our Treasurer from May 1988 until May 1995. Mr. Thewes served as our Senior Vice President from March 1988 until March 1995 and as our Secretary from April 1973 until May 1995.

          Lowell P. Weicker, Jr.

      Mr. Weicker, age 71, has served as one of our directors since October 1996. He currently serves as President of the Board of Directors of the Trust for America’s Health, and is on the Board of Directors of HPSC, Inc., UST Corporation, Phoenix Duff & Phelps Mutual Funds, World Wrestling Entertainment and the National Library of Medicine of the National Institute of Health. Mr. Weicker was Chairman, The Century Fund Commission, a charitable commission, from January 2001 through December 2001 and Chairman, Pew Foundation Environmental Health Commission, a charitable commission, from January 2000 until December 2000. From 1990 through 1994, Mr. Weicker served as the Governor of Connecticut, and from 1970 through 1988, as a U.S. Senator from Connecticut.

      The Board of Directors recommends a vote FOR these nominees.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

      The following table sets forth information for the fiscal years indicated concerning the compensation of (1) our Chief Executive Officer and (2) our four other most highly compensated executive officers who were serving as executive officers on March 31, 2002. These executive officers are collectively referred to as the Named Officers.

Summary Compensation Table

					Long-Term
					Compensation

					Awards

		Annual Compensation			Securities	All Other
					Underlying	Compensation
Name and Principal Position	Year	Salary($)		Bonus($)	Options(#)(1)	($)(2)

Peter Karmanos, Jr.	2002	950,000		700,000	3,380,000	185,000
Chairman of the Board and	2001	700,000		0	1,128,015	185,000
Chief Executive Officer	2000	700,000		234,500	0	185,000
Joseph A. Nathan	2002	750,000		600,000	2,961,835	0
President	2001	600,000		0	1,057,544	0
	2000	600,000		201,000	699,378	0
Tommi A. White	2002	350,000	(3)	400,000	1,000,000	0
Chief Operating Officer	2001	0		0	0	0
	2000	0		0	0	0
Henry A. Jallos	2002	500,000		500,000	1,200,000	0
Executive Vice President,	2001	500,000		0	203,509	0
Products	2000	400,000		134,000	0	0
W. Alan Cantrell	2002	300,000		300,000	620,000	0
Senior Vice President,	2001	225,000		110,000	25,974	0
Professional Services	2000	200,000		204,407	0	0

(1)	Amounts include options granted pursuant to our Replacement Stock Option Program, under which the Named Officers may request a replacement option grant at the time of exercise if they pay the exercise price and/or withholding taxes by surrendering their stock to us. See “Option Grants in Last Fiscal Year.”

(2)	In fiscal 2002, 2001 and 2000, we paid approximately $185,000 in life insurance premiums in connection with a split-dollar life insurance arrangement on the life of Mr. Karmanos. In connection with that arrangement, the insurance premiums allocable to term life insurance and a portion of the premiums allocable to whole life insurance were paid by Mr. Karmanos’s children or trusts for their benefit. We paid the remainder of the premiums. Mr. Karmanos’s children and trusts will repay the premiums paid by us on the earliest to occur of (1) Mr. Karmanos’s death or retirement, (2) the cancellation of the policies, or (3) the transfer of the policies to Mr. Karmanos’s children or trusts for their benefit. We currently expect repayment in 2003, when the policies, if still outstanding, will be transferred to Mr. Karmanos’s children or trusts for their benefit.

(3)	Ms. White began her employment with us in September 2001. The $350,000 salary in the table above is for the period September 2001 through March 31, 2002. Ms. White’s annual salary is $600,000.

Option Grants in Last Fiscal Year

      The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the Named Officers.

Option Grants in Last Fiscal Year

	Individual Grants
						Potential
			% of			Realizable Value at
			Total			Assumed Annual
	Number of		Options			Rates of Stock Price
	Securities		Granted to			Appreciation
	Underlying		Employees	Exercise		for Option Term(4)
	Options		in Fiscal	Price	Expiration
Name	Granted(#)		Year	($/Sh)	Date	5%($)	10%($)

Peter Karmanos, Jr.	3,000,000	(1)	9.26%	$9.210	4/09/2011	$17,376,359	$44,035,104
	380,000	(2)	1.17%	9.210	4/09/2011	2,201,005	5,577,780
Joseph A. Nathan	2,000,000	(1)	6.18%	9.210	4/09/2011	11,584,239	29,356,736
	345,233	(3)	1.07%	12.020	3/31/2007	1,367,160	3,090,362
	300,000	(2)	0.93%	9.210	4/09/2011	1,737,636	4,403,510
	208,572	(3)	0.64%	13.285	4/09/2011	1,581,396	3,926,048
	104,992	(3)	0.32%	12.020	10/25/2005	303,928	662,683
	3,038	(3)	0.01%	13.285	3/16/2011	22,773	56,393
Tommi A. White	1,000,000	(2)	3.09%	8.975	9/20/2011	5,644,329	14,303,839
Henry A. Jallos	1,000,000	(1)	3.09%	9.210	4/09/2011	5,792,120	14,678,368
	200,000	(2)	0.62%	9.210	4/09/2011	1,158,424	2,935,674
W. Alan Cantrell	500,000	(1)	1.54%	9.210	4/09/2011	2,896,060	7,339,184
	120,000	(2)	0.37%	9.210	4/09/2011	695,054	1,761,404

(1)	Twelve and a half percent of the option becomes exercisable every six months for a period of four years. The option shares may be included by the Named Officers in the Replacement Program.

(2)	Fifty percent of the option becomes exercisable on the third year anniversary of the date of grant, and 25 percent of the option shares vest on the fourth year and fifth year anniversaries of the date of grant. The option shares accelerate and are 100 percent exercisable in the event of death or disability and may be included by the Named Officer in the Replacement Program.

(3)	Granted pursuant to our Replacement Stock Option Program (“Replacement Program”) under which the Named Officer may request, no more than twice in a calendar year, a replacement option grant at the time of exercise if the Named Officer pays the exercise price and/or withholding taxes by surrendering their stock to us. The Named Officer receives a replacement option grant equal to the number of shares surrendered by the Named Officer for the exercise price and/or the withholding taxes. As a result, the Named Officer’s equity holdings do not decrease. Replacement stock options are 100 percent exercisable on the date of grant, which is the date of the related exercise.

(4)	These amounts represent the value of the options at the end of its term, assuming the market price of the common shares appreciates at annually compounded rates of five percent and 10 percent. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on future performance of the common shares.

Option Holdings

      The following table sets forth information concerning the value of unexercised options held by each of the Named Officers as of March 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
	Shares		Options at FY-End(#)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter Karmanos, Jr.	0	$0	3,588,073	4,565,000	$8,027,068	$12,073,300
Joseph A. Nathan	809,398	3,367,513	3,120,935	3,356,669	3,136,350	8,403,400
Tommi A. White	0	0	0	1,000,000	0	3,935,000
Henry A. Jallos	445,850	3,382,730	1,657,309	2,000,335	6,438,124	4,659,500
W. Alan Cantrell	0	0	327,394	597,500	2,589,091	2,144,590

(1)	Represents the difference between the closing price on The Nasdaq National Market of the underlying common shares on March 31, 2002 and the aggregate exercise price of the outstanding options.

Compensation Committee Report on Executive Compensation

          Objectives and Policies

      The Compensation Committee works with our senior management to develop and implement compensation policies, plans and programs designed to provide strong incentives for the achievement of corporate and individual performance goals. The Compensation Committee seeks to:

•	provide rewards that are closely linked to corporate and individual performance;

•	align the interests of our employees with those of our shareholders through potential stock ownership; and

•	ensure that compensation and benefits are at levels that allow us to attract and retain the high-quality employees we need.

      Consistent with these objectives and the long-term focus required for our Company’s business, the Compensation Committee’s policy is to make a high proportion of executive officer compensation and awards under stock ownership programs dependent on our long-term performance and on enhancing shareholder value.

      We employ a system to develop measures of and to evaluate executive officer performance. Executive officer base salary and individual bonus awards are determined with reference to Company-wide, divisional and individual performance for the previous fiscal year, based on quantitative and qualitative measures that permit comparisons with internal targets set before the start of each fiscal year. Quantitative measures include earnings and revenue growth. In addition to Company-wide measures of performance, we consider subjective performance factors particular to each executive officer, such as individual managerial accomplishments and the performance of the division or divisions for which the executive officer has management responsibility.

      The Compensation Committee aims to provide stock option awards broadly and deeply throughout the organization, including executive officers. Stock option awards are based on level of position, individual contribution and our stock ownership objectives for executives. Our Company’s long-term performance ultimately determines the compensation from stock options, since value from stock options is entirely dependent on the long-term growth of our stock price.

          Bases for Chief Executive Officer Compensation

      We increased Mr. Karmanos’s salary for fiscal 2002. The Compensation Committee noted that Mr. Karmanos did not receive a salary increase in fiscal 2001 and recognized that Mr. Karmanos’s salary was below that of other CEOs in the technology industry. Under our bonus arrangement for the year, the executive officers, including Mr. Karmanos, were eligible to receive an annual bonus if specified EPS and revenue targets for our Company as a whole were achieved. The targets were not achieved for fiscal 2002 and as a result executive officers, including Mr. Karmanos, did not receive a cash bonus under the terms of the bonus arrangement. To encourage our current executive management team to remain intact, the Compensation Committee gave our executive officers, including Mr. Karmanos, a special cash bonus in April 2001. We believe that retaining the highest quality managers as a team is vital to the Company’s future success. Accordingly, we believe it to be necessary and appropriate to reward our top managers for making such efforts on behalf of the Company and to keep compensation levels for these managers, including Mr. Karmanos, competitive with other companies of similar size in our industry. The Named Officers, including Mr. Karmanos, did not receive a salary increase for fiscal 2003.

      Like other executive officers, Mr. Karmanos was granted options in April 2001 based upon management recommendations. These option grants were structured to encourage long-term loyalty to the Company and will have value only to the extent that the market price of the stock increases over the market value on the grant date. Fifty percent of the option shares become exercisable on the third anniversary of the date of grant, 25 percent become exercisable on the fourth anniversary and the remainder become exercisable on the fifth anniversary.

          Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company’s Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). Some of Compuware’s option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility.

      The Compensation Committee does not believe that the other components of our compensation program are likely to result in any payments to any executive officer which would be subject to the restriction on deductibility and which are in amounts that are material to Compuware. The Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time, but intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

By the Compensation Committee,
William O. Grabe
William R. Halling
Lowell P. Weicker, Jr.

Performance Graph

      The following line graph compares the yearly percentage change in the cumulative total shareholder return on our common shares with the cumulative total return of the Total Return Index for The Nasdaq Industry Index and the cumulative total return of the Total Return Index for Nasdaq Computer and Data Processing Services Stocks for the period from April 1, 1997 through March 31, 2002. The graph assumes the investment of $100 in our common shares and each of the two Nasdaq indexes on March 31, 1997 and the reinvestment of all dividends.

      The graph is presented in accordance with applicable legal requirements. You should be careful about drawing any conclusions from the data contained in the graph, because past results do not necessarily indicate future performance.

Company/Index	3/31/97	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02

Compuware Corp	$100	$314.74	$304.38	$268.53	$124.30	$164.59
Nasdaq Industry Index	$100	$151.57	$204.79	$380.91	$152.34	$153.41
Nasdaq Computer & Data Proc	$100	$173.68	$284.79	$512.85	$174.36	$177.60

Compensation of Directors

      We do not pay our non-employee directors any fees in cash for their services as directors or committee members. Instead, our directors are compensated with stock options granted under our Stock Option Plan For Non-Employee Directors, our Fiscal 1999 Stock Option Plan and our 2001 Broad Based Stock Option Plan. Each non-employee director receives an option to purchase 20,000 of our common shares at the time he or she first becomes a director and on April 1 of each year in which he or she is serving as a director. Non-employee directors are those directors who are not employees of Compuware Corporation or one of its subsidiaries or 10 percent shareholders and have not been for at least one year. In April 2001, we granted each of our nine non-employee directors an option to purchase 20,000 shares and in January 2002, we granted our new non-employee director an option to purchase 20,000 common shares under this provision. All of these options have an exercise price equal to the fair market value of the common shares on the date of grant, become exercisable in four equal annual installments beginning on the first anniversary of the grant date and terminate 10 years after the grant date.

      On May 15 of each year, we grant each non-employee director an option to purchase 10,000 common shares if our earnings per share for the previous fiscal year exceeded the minimum target we established under our executive bonus plan for the year. We also grant each non-employee director an option to purchase an additional 10,000 common shares if our earnings per share exceeded the maximum target under the executive bonus plan. As we did not meet or exceed either target for fiscal 2002, there were no grants made to non-employee directors under this provision.

      Non-employee directors also receive options to purchase common shares for meeting attendance as follows:

•	2,000 for each Board of Directors meeting attended in person,

•	1,000 for each Board committee meeting attended in person,

•	500 for each Board of Directors meeting attended by telephone, and

•	250 for each Board committee meeting attended by telephone.

      These options are granted as of the meeting date. We granted options to purchase an aggregate of 288,500 common shares to our non-employee directors under these provisions in fiscal 2002. All of these options have an exercise price equal to the fair market value of the common shares on the date of grant, become exercisable in four equal annual installments beginning on the first anniversary of the grant date and terminate 10 years after the grant date. We also reimburse non-employee directors for out-of-pocket expenses they incur in attending Board and committee meetings.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

      To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2002, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met during fiscal 2002.

Related-Party Transactions

      We paid $1,054,569 to Karmanos Printing and Graphics, Inc. for printing services, including the printing of our brochures, stationery, envelopes, business cards, invoices and other office supplies for fiscal 2002. We believe that such printing services were provided to us on terms that were no less favorable to us than could have been obtained from unaffiliated third parties. George Karmanos, the brother of Peter Karmanos, Jr., our Chairman of the Board and Chief Executive Officer, and George’s wife, are the owners of Karmanos Printing and Graphics.

      Peter Karmanos, Jr., our Chairman of the Board and Chief Executive Officer, and Thomas Thewes, our Vice Chairman of the Board, are the sole shareholders of Compuware Sports Corporation, which we refer to as CSC. CSC operates an amateur hockey program in Southeastern Michigan. One of CSC’s teams, the Plymouth Whalers, plays in the Ontario Hockey League and supplies players to the National Hockey League. The other team, the Compuware Junior Ambassadors, plays in the North American Junior Hockey League, which primarily supplies players to leading college hockey programs. On September 8, 1992, we entered into a one-year Promotion Agreement with CSC to promote and sponsor our business. The Promotion Agreement automatically renews for successive one-year terms, unless terminated with 60 days prior notice by either party. During fiscal 2002, we paid $840,000 to CSC under the Promotion Agreement.

      The CSC teams play their home games at the Compuware Arena in Plymouth, Michigan. The Compuware Arena is 100 percent owned and managed by entities controlled by interests of Peter Karmanos, Jr.

and Thomas Thewes. On December 1, 1996, we entered into an Advertising Agreement with the Arena to promote and sponsor our business, including our right to name the Arena “Compuware Arena” and our right to place advertising in and around the Arena. The Advertising Agreement terminates on November 30, 2016. Pursuant to the Promotion and Advertising Agreements, we paid an aggregate of $250,000 in fiscal 2002 to CSC and Compuware Arena.

      Dennis W. Archer, one of our directors, is a partner in the law firm of Dickinson Wright PLLC. We engaged the Dickinson firm to perform legal services in fiscal 2002, and we expect to continue to engage the Dickinson firm to perform legal services in fiscal 2003.

      G. Scott Romney, one of our directors, is a partner in the law firm of Honigman Miller Schwartz and Cohn LLP. We engaged the Honigman firm to perform legal services in fiscal 2002, and we expect to continue to engage the Honigman firm to perform legal services in fiscal 2003.

Relationship with Independent Public Accountant

      Deloitte & Touche LLP acted as our independent public accountants and audited our consolidated financial statements for the fiscal year ended March 31, 2002. Our Board of Directors, after receiving the recommendation of the Audit Committee, has re-appointed Deloitte & Touche LLP as our independent public accountants for fiscal year 2003. Representatives from Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement at the meeting if they desire to do so. The representatives will also be available to respond to appropriate questions.

          Audit Fees

      The aggregate fees billed for professional services rendered for the audit of our annual financial statements for the fiscal year ended March 31, 2002 and the reviews of the financial statements included in our Forms 10-Q for the fiscal year ended March 31, 2002 were $833,349.

          Financial Information Systems Design and Implementation Fees

      The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the fiscal year ended March 31, 2002 for (1) directly or indirectly operating, or supervising the operation of, our information system or managing our local area network, (2) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to our financial statements taken as a whole, were $0.

          All Other Fees

      The aggregate fees billed for services rendered by Deloitte & Touche LLP, other than the services covered under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above, for the fiscal year ended March 31, 2002 were $1,686,004. The majority of the other fees billed were for consultation on tax-related matters.

      Our Audit Committee has considered whether the provision of the services covered under the captions “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee concluded that Deloitte & Touche LLP is independent.

SHAREHOLDER PROPOSALS

      Proposals of shareholders that are intended to be presented at our 2003 Annual Meeting of Shareholders must be received by our Secretary at our offices, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564, no later than March 24, 2003 to be considered for inclusion in our Proxy Statement and proxy relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2003 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 29, 2003. If the date for the 2003 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2002 Annual Meeting of Shareholders, the bylaws and Securities and Exchange Commission rules provide for an adjustment to the notice periods described above. All proposals, whether intended to be included in the Company’s proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company’s bylaws and the rules of the Securities and Exchange Commission. We expect the persons named as proxies for the 2003 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before June 7, 2003.

CPUCM-PS-02

COMPUWARE CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

COMPUWARE CORPORATION

Dear Shareholder,

The enclosed proxy card relates to the 2002 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of Meeting, Proxy Statement and 2002 Annual Report.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on the proxy card to indicate how your shares should be voted. Then sign the card, detach it and return your proxy card in the enclosed postage-paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on August 27, 2002.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Compuware Corporation

DETACH HERE	ZCPUC1

Please mark votes as in this example.

Management recommends a vote FOR the election of directors.		COMPUWARE CORPORATION
1.	The election of 12 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.
Nominees: (01) Dennis W. Archer, (02) Elizabeth A. Chappell, (03) Elaine K. Didier, (04) Bernard M. Goldsmith, (05) William O. Grabe, (06) William R. Halling, (07) Peter Karmanos, Jr., (08) Joseph A. Nathan, (09) W. James Prowse, (10) G. Scott Romney, (11) Thomas Thewes and (12) Lowell P. Weicker, Jr.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

For all nominees except as noted above

2. Such other business as may properly come before the meeting.

Mark box at right if address change or comments have been noted on the reverse side of this card.

Please be sure to sign and date this proxy card.

Signature: ____________________________ Date: ____________ Signature: ____________________________  Date:  ____________

DETACH HERE	ZCPUC2

COMPUWARE CORPORATION

The undersigned hereby appoints as Proxy, Thomas Costello, Jr. or Laura Fournier, with power of substitution, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 27, 2002 and at any adjournment(s) thereof.

The Proxy will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, the Proxy will vote your shares FOR the proposal.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?